Exhibit 99.1

BioSig Technologies, Inc. Selects Access Strategy Partners to Accelerate Commercial Sales

Leading healthcare management firm to enhance the Company’s market access strategy as it expands the installation base of its signal processing technology for arrhythmia care

Westport, CT, December 21, 2021 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that it appointed Access Strategy Partners, Inc. to advise on the next phase of the commercial roll-out.

Led by medical device sales experts, Boston-based Access Strategy Partners brings to BioSig deep expertise in commercialization, contract management, execution, and value proposition optimization. The company’s Co-Founder and President, Jim Walker, is a healthcare executive with more than 30 years of experience in sales, marketing, sales operations, and national accounts management in some of the leading companies in the medical device sector, including Boston Scientific Corporation (BSC) and Johnson & Johnson. His experience spans domestic and international responsibilities, focusing on strategic market development and key customer management. During his 18-year career with Boston Scientific Corporation, Mr. Walker established the organization as a recognized leader with Group Purchasing Organizations. He created a world-class Corporate Sales organization that represented the full BSC portfolio to supply chain executives across every level of market aggregation, including group purchasing organizations (GPOs), national and regional integrated delivery networks (IDNs), and National and Regional Purchasing Alliances. Mr. Walker was the company’s lead strategic pricing advisor and gained the support of the executive management team to invest in and develop an enterprise-wide contract management system that provides global pricing intelligence and profitability analysis capabilities.

“ASPI was founded to provide strategic relationship management for emerging medical device companies,” said Jim Walker. “Our sales conversations are all about delivering excellent clinical and economic value. BioSig and its breakthrough PURE EP™ product bring meaningful benefits to physicians and patients that we are thrilled to introduce to healthcare providers.”

Under the terms of the new collaboration, Access Strategy Partners will advise BioSig on all aspects of commercial strategy, including economic value modeling, hospital administration engagement, and contracting.

“Jim and his highly accomplished team at Access Strategy Partners brings us proven success strategies in accelerating commercialization. Look closely at ASPI’s track record in helping emerging medical device companies, and you will see what we saw – strong revenue growth rates with sustainability. We look forward to learning from some of the brightest minds in medical device sales as we leverage the key insights from our initial commercial efforts to bring our disruptive technology to the next level of hospitals nationwide,” commented Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc.

The PURE EP™ is an FDA 510(k) cleared non-invasive class II device that aims to drive procedural efficiency and efficacy in cardiac electrophysiology. To date, over 70 physicians have completed over 1750 patient cases with the PURE EP™ System.

Clinical data acquired by the PURE EP™ System in a multi-center study at Texas Cardiac Arrhythmia Institute at St. David’s Medical Center, Mayo Clinic Jacksonville and Massachusetts General Hospital was recently published in the Journal of Cardiovascular Electrophysiology and is available electronically with open access via the Wiley Online Library. Study results showed 93% consensus across the blinded reviewers with a 75% overall improvement in intracardiac signal quality and confidence in interpreting PURE EP™ signals over conventional sources.

The Company recently appointed a former Abbott senior sales leader Mr. Gray Fleming as its Chief Commercial Officer. BioSig is in a targeted commercial launch of the PURE EP™ System in the Northeast, Texas, and Florida and is in regular use in some of the country’s leading centers of excellence, including the Mayo Clinic in Rochester, MN, and St. David’s Medical Center in Austin, TX.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133